EXHIBIT 99.1

Cassava Sciences Reports Third Quarter 2020 Financial Results

AUSTIN, Texas, Nov. 09, 2020 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company focused on Alzheimer’s disease, today reported financial results for the third quarter ended September 30, 2020.

For the third quarter ended September 30, 2020, net loss was $1.4 million, or $0.06 per share, compared to a net loss of $0.7 million, or $0.04 per share, for the same period in 2019. Net cash used in operations was $4.2 million during the first nine months of 2020. Net cash use in full-year 2020 is still expected to be approximately $5.0 million. The Company’s cash and cash equivalents were $24.1 million as of September 30, 2020, with no debt.

Financial Highlights for Third Quarter 2020

  At September 30, 2020, cash and cash equivalents were $24.1 million, compared to $23.1 million at December 31, 2019, with no debt.

  Cash balance included $4.6 million in proceeds from exercise of warrants in the first nine months of 2020. Approximately 0.8 million warrants remain outstanding, each with an exercise price of $1.25 per share. All warrants expire February 2021.

  Net cash used in operations during the nine months ended September 30, 2020 was $4.2 million, net of reimbursements received from National Institutes of Health (NIH) research grant awards.

  NIH research grant award reimbursements of $1.0 million were received and recorded as a reduction in research and development (R&D) expenses in the third quarter of 2020. This compared to $1.5 million of NIH research grant award reimbursements received for the same period in 2019.

  R&D expenses were $0.4 million compared to a negative $0.1 million for the same period in 2019. The increase was due primarily to lower NIH research grant award reimbursements compared to the prior year.

  General and administrative (G&A) expenses were $1.0 million compared to $0.8 million for the same period in 2019. The increase was due primarily to higher insurance expenses compared to the prior year.

About Cassava Sciences, Inc.
Cassava Sciences’ mission is to discover and develop innovations for chronic, neurodegenerative conditions. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:
Eric Schoen, Chief Financial Officer
Cassava Sciences, Inc.
eschoen@CassavaSciences.com
(512) 501-2450

Cautionary Note Regarding Forward-Looking Statements: This press release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Cassava Sciences claims the protection of the Safe Harbor for forward-looking statements contained in the Act. All statements other than statements of historical fact contained in this press release including, but not limited to, expected cash use in future periods are forward-looking statements. Such statements are based largely on the Company’s current expectations and projections about future events. Such statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines, to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates, the severity and duration of health care precautions given the COVID-19 pandemic, any unanticipated impacts of the pandemic on our business operations, and including those described in the section entitled “Risk Factors” in Cassava Sciences’ Annual Report on Form 10-K for the year ended December 31, 2019 and future reports to be filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this press release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

– Financial Tables Follow –

CASSAVA SCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Operating expenses
Research and development, net of grant reimbursement	$399	$(52)	$1,534	$830
General and administrative	1,038	831	2,634	2,553
Gain on sale of property and equipment	—	—	(346)	—
Total operating expenses	1,437	779	3,822	3,383
Operating loss	(1,437)	(779)	(3,822)	(3,383)
Interest income	7	82	106	268
Net loss	$(1,430)	$(697)	$(3,716)	$(3,115)

Net loss per share, basic and diluted	$(0.06)	$(0.04)	$(0.15)	$(0.18)

Weighted-average shares used in computing net loss per share, basic and diluted	24,972	17,162	24,745	17,162

CONDENSED BALANCE SHEETS
(unaudited, in thousands)
			September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents			$24,074	$23,081
Other current assets			997	268
Total current assets			25,071	23,349
Property and equipment, net			12	47
Operating lease right-of-use assets			316	90
Total assets			$25,399	$23,486
Liabilities and stockholders' equity
Current liabilities
Accounts payable			$465	$453
Accrued development expense			558	777
Accrued compensation and benefits			80	58
Operating lease liabilities, current			58	90
Other current liabilities			7	9
Total current liabilities			1,168	1,387
Operating lease liabilities, non-current			258	—
Total liabilities			1,426	1,387
Stockholders' equity
Common Stock and additional paid-in-capital			196,276	190,686
Accumulated deficit			(172,303)	(168,587)
Total stockholders' equity			23,973	22,099
Total liabilities and stockholders' equity			$25,399	$23,486